UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2018

Aileron Therapeutics, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38130	13-4196017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

281 Albany Street Cambridge, MA		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 995-0900

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On March 15, 2018, the Board of Directors (the “Board”) of Aileron Therapeutics, Inc. (the “Company”) elected Jeffrey A. Bailey, as a Class I director with a term expiring at the 2018 annual meeting of stockholders, effective immediately. The Board also appointed Mr. Bailey as Chairman of the Board. Mr. Bailey has not been appointed to serve on any committee of the Board.

Mr. Bailey currently serves as interim Chief Executive Officer and director of IlluminOss, Inc., a medical device company developing and marketing orthopedic fracture repair products, a position he has held since January 2018. Previously, he served as Executive Chairman of Neurovance, Inc., a private clinical-stage pharmaceutical company, beginning in December 2015, and Chief Executive Officer of Neurovance, Inc. beginning in November 2016, until its acquisition by Otsuka Pharmaceutical Co., Ltd., which was announced in March 2017. From January 2013 through June 2015, Mr. Bailey also served as President and Chief Executive Officer and director of Lantheus Medical Imaging, Inc., a public company providing diagnostic imaging agents. Prior to 2013, Mr. Bailey held various leadership positions with several public and private pharmaceutical and medical device companies, including operating unit President at Novartis Pharmaceuticals and a 22-year career with Johnson & Johnson (including Janssen Pharmaceutica NV).

There are no arrangements or understandings between Mr. Bailey and any other person pursuant to which he was elected as a director of the Company. Mr. Bailey has no family relationships with any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer.

In accordance with the Company’s director compensation program, Mr. Bailey will receive an annual cash fee of $35,000 for service on the Board and an additional annual cash fee of $30,000 for his service as Chairman, which fees are payable in arrears in four quarterly installments on the last day of each calendar quarter. In addition, under the Company’s director compensation program, upon his election as a director, Mr. Bailey was granted an option on March 15, 2018 to purchase 20,000 shares of the Company’s common stock at an exercise price per share of $9.02. This option vests in three equal annual installments from his initial election and becomes exercisable in full upon the occurrence of a change in control of the Company. Additionally, under the Company’s director compensation program Mr. Bailey will receive an option on the date of each annual meeting of stockholders to purchase 10,000 shares of the Company’s common stock commencing with the annual meeting of stockholders to be held in 2018.

In connection with his appointment to the Board, Mr. Bailey will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.12 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-218474) filed with the Securities and Exchange Commission on June 19, 2017. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Mr. Bailey for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors.

A copy of the Company’s press release announcing Mr. Bailey’s election is furnished, but not filed, as Exhibit 99.1 to this Current Report on Form 8-K.

Effective as of Mr. Bailey’s appointment to the Board, Scott B. Kapnick stepped down from his position as Chairman. Mr. Kapnick will remain a member of our Board and will retain his position on the Board’s Nominating and Corporate Governance Committee.

Effective as of Mr. Bailey’s appointment to the Board, the Board appointed Reinhard J. Ambros, Ph.D. as Lead Director of the Board.

Director Resignation

On March 14, 2018, Brian M. Gallagher, Jr., Ph.D. resigned as a member of the Board of Directors of the Company and as a member of the Nominating and Corporate Governance Committee of the Board, effective March 15, 2018. Dr. Gallagher’s resignation was in accordance with his firm’s policies and was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press Release dated March 19, 2018*

*	The information contained in Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aileron Therapeutics, Inc.

Date: March 19, 2018	By:	/s/ Joseph A. Yanchik III
Joseph A. Yanchik III
President and Chief Executive Officer